EXHIBIT 99.1

For more information, please contact:
Hugh W. Mohler, Chairman & CEO                               410-427-3707
Mark A. Semanie, Executive Vice President & CFO              410-427-3715

     Bay National Corporation Announces Accelerating Growth & Profitability


BALTIMORE, MD--October 22, 2003--Bay National Corporation (OTCBB:BANI.OB), parent company of Bay National Bank ("the Bank"), today reported it achieved profitability for the third quarter ended September 30, 2003. Net income for the quarter was $107,348 or $.06 per diluted share compared to a loss of $226,738 or $.18 per diluted share during the same period in 2002. In addition to attaining profitability, the Bank also realized period-to-period double-digit increases in assets, loans and deposits.

Hugh W. Mohler, Bay National's Chairman and Chief Executive Officer, commented, "We are tremendously pleased to have crossed the threshold into profitability. To have reached this goal during the challenging economic climate, which included industry-wide margin compression due to the Federal Reserve's unprecedented interest rate cuts, is especially gratifying. These results reflect the strength and resiliency of our business model and the clear vision and focus of our Board of Directors. It is also a tribute to the hard work and dedication of our commercial and private banking professionals and our talented support team."

Total assets increased 62% to $120.6 million for the third quarter 2003, as compared to $74.2 million at the end of the third quarter 2002. "We have gained market share throughout 2003 as more customers have discovered our excellent service and product orientation," Mr. Mohler added. "We have positioned ourselves between considerably larger banks whose size and bureaucracy prevent them from delivering exceptional customer service, and much smaller community banks, who cannot deliver the full range of products and services sought by professionals and growing businesses."

Loan growth continued to be strong with an increase of 64% over the prior year; reaching $95.3 million at September 30, 2003. "Perhaps the most significant accomplishment," Mr. Mohler added, "is that in this time of economic uncertainty, the quality of our loan portfolio remains sound. At quarter-end there were no non-performing loans and there have been no loan write-offs since the inception of the Bank in 2000. Clearly, experience counts, as our lending professionals have demonstrated their ability to successfully manage credit risk during a difficult economic period."


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Total deposits climbed 64% as well to $107.9 million, up from $65.7 million at the end of the third quarter 2002. Mr. Mohler commented, "Our reputation for delivering unparalleled service continues to build a loyal following among the business and professional communities and these deeper customer relationships have fueled our deposit growth."

Mr. Mohler concluded, "We are encouraged by our ability to grow our balance sheet with loans that meet our credit standards and with deposit products that meet the needs of our customers."

Bay National Corporation has two full-service banking offices--Northern Baltimore County and Salisbury, Maryland. It focuses on filling the void created by the persistent and unprecedented bank merger and acquisition activity. The Bank's niche is small to middle-market businesses, professional service firms, entrepreneurs and successful individuals. It offers a complete range of commercial, private, cash management, retail and mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding Bay National Corporation's anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.



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SELECTED UNAUDITED FINANCIAL DATA
AS OF SEPTEMBER 30, 2003 and 2002
(dollars in thousands, except per share data)

                                                                                        2003             2002
                                                                                        ----             ----
Total assets                                                                       $     120,574     $     74,214
Cash and due from banks                                                                      323              675
Federal funds sold and other overnight investments                                        20,170           10,911
Loans held for sale                                                                        1,542            2,144
Investment securities available for sale                                                   1,548              748
Other equity securities                                                                      481              356
Loans, net                                                                                95,305           58,263
Deposits                                                                                 107,943           65,696
Short-term borrowings                                                                        204              441
Stockholders' equity                                                                      11,935            7,760

Common shares outstanding                                                              1,862,710        1,242,020
Book value per share                                                               $        6.41     $       6.25
Ratio of interest earning assets to interest bearing liabilities                          128.34%          120.93%
Stockholders' equity as a percentage of assets                                              9.90%           10.46%



SELECTED UNAUDITED FINANCIAL RATIOS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2003 and 2002

Weighted average yield/rate on:
                                                                                            2003             2002
                                                                                            ----             ----
Loans                                                                                       6.00%            6.52%
Investments and interest bearing cash balances                                               .80%            1.36%
Deposits and short-term borrowings                                                          2.31%            2.86%
Net interest spread                                                                         2.77%            2.76%
Net interest margin                                                                         3.24%            3.41%



SELECTED UNAUDITED OPERATIONAL DATA FOR THE PERIODS ENDED SEPTEMBER 30, 2003 and 2002 (dollars in thousands, except per share data)

                                                             Three Months Ended               Nine Months Ended
                                                             ------------------               -----------------
                                                                September 30,                   September 30,
                                                                -------------                   -------------
                                                            2003            2002            2003             2002
                                                            ----            ----            ----             ----
Interest income                                    $       1,436    $        956  $        4,006     $      2,399
Interest expense                                             508             360           1,448              941
Net interest income                                          928             596           2,558            1,458
Provision for credit losses                                   48             121             355              291
Net interest income after provision for credit               880             475           2,203            1,167
losses
Non-interest income                                          221             203             685              501
Non-interest expenses                                        994             905           3,012            2,510
Income (Loss) before income taxes                            107            (227)           (124)            (842)
Income taxes                                                   -               -               -                -
Net Income (loss)                                  $         107    $       (227) $         (124)    $       (842)

PER COMMON SHARE
Basic net income (loss) per share                  $         .06  $         (.18) $         (.08)    $       (.68)
Diluted net income (loss) per share                $         .06  $         (.18) $         (.08)    $       (.68)
Average shares outstanding (Basic)                     1,862,710       1,242,020       1,592,153        1,242,020
Average shares outstanding (Diluted)                   1,888,305       1,242,020       1,592,153        1,242,020

STOCK PRICE
     High                                          $        9.75    $       7.50  $        11.00     $       7.50
     Low                                           $        9.05    $       6.70  $         8.05     $       6.70
     Close                                         $        9.50    $       7.20  $         9.50     $       7.20


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